UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 24, 2008

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously announced, Footstar, Inc. (the “Company”) anticipates winding down its business at the end of 2008 when its exclusive license to operate the footwear departments in Kmart stores expires. In connection with this anticipated wind-down, on April 24, 2008, the Board of Directors of the Company approved a plan to reduce operating expenses and align its workforce with its anticipated staffing needs by reducing the Company’s workforce by approximately 130 employees.  The Company has notified these employees of their estimated termination dates, which range from June 28, 2008 through December 31, 2008.  The Company expects to incur cash charges of approximately $4.6 million for one-time severance costs associated with these employees, which will be accounted for on a straight-line basis over the period from notification through each employee’s termination date.  In addition, the Company currently anticipates that in 2009 it may commit to additional reductions in its workforce when and if such plans are approved by the Board of Directors.

*          *            *            *            *

Note on Forward-Looking Statements

This report contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “anticipate,” “estimates,” “should,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, results of operations, liquidity, future operating or financial performance and other future events and circumstances. Factors that could affect the Company’s forward-looking statements include, among other things:

•	the Company’s ability to manage the anticipated wind-down of its current businesses in connection with the termination of the Company’s Kmart business by the end of 2008, subject to any earlier termination by mutual agreement of Kmart and the Company or, in certain particular circumstances, unilaterally by a party pursuant to the existing early termination or default terms as provided for in the Amended and Restated Master Agreement, as amended, by and among the Company, Kmart Corporation and certain affiliates of Kmart Corporation (together with Kmart Corporation, “Kmart”) and Sears Holdings Corporation (the “Master Agreement”);

•	whether the Company continues to operate the footwear departments in Kmart stores through December 2008;

•
the impact of the payment of the $5.00 per share special distribution on April 30, 2007 on the Company’s future cash requirements and liquidity needs, both for the Company’s operating plans and any contingencies and obligations;

•	the Company’s ability to obtain and maintain adequate terms and service with vendors and service providers and to ensure timely delivery of goods through December 2008;

•	the effect of making more current certain vendor payable terms effective February 2008;

•	the ability to maintain contracts that are critical to the Company’s operations;

•	the Company’s ability to successfully implement and maintain internal control and procedures that ensure timely, effective and accurate financial reporting;

•	the Company’s ability to reduce overhead costs commensurate with any decline in sales and in connection with the winding down of the Company’s business;

•	any adverse developments in existing commercial disputes or legal proceedings;

•	the Company’s ability to manage and plan for the disposal of, closing or conversion of Kmart stores;

•	intense competition in the markets in which the Company competes; and

•	retention of employees.

The Company’s operation of the footwear departments in Kmart stores accounts for substantially all of the Company’s net sales and net profits. The Master Agreement, pursuant to which the Company operates these footwear departments, is scheduled to expire at the end of 2008 (subject to any earlier termination by mutual agreement of Kmart and the Company or, in certain particular circumstances provided for in the Master Agreement, unilaterally by a party pursuant to the existing early termination or default terms of the Master Agreement) at which time Kmart has agreed to purchase the inventory in the Kmart footwear departments operated by the Company.

Because the information in this Current Report on Form 8-K is based solely on data currently available, it is subject to change and should not be viewed as providing any assurance regarding the Company’s future performance. Actual results, performance, events, plans and expectations may differ from the Company’s current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company’s business, financial condition, results of operations, liquidity and prospects. Additionally, the Company does not plan to update any of its forward looking statements based on changes in assumptions, changes in results or other events subsequent to the date of this Current Report on Form 8-K, other than as included in the Company’s future required SEC filings, or as may otherwise be legally required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: April 25, 2008	By:	/s/ Maureen Richards
		Name:	Maureen Richards
		Title:	Senior Vice President, General Counsel and Corporate Secretary